EXHIBIT 10.31

HANCOCK FABRICS, INC.

2001 STOCK INCENTIVE PLAN
(As Amended and Restated)

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT, made and entered into as of this___day of _______, 201X, by and between Hancock Fabrics, Inc., a Delaware corporation (the “Company”), and ________________ (“Grantee”).

 W•I•t•n•e•s•s•e•t•h:

WHEREAS, the Company maintains the Hancock Fabrics, Inc. 2001 Stock Incentive Plan, as amended and restated (the “Plan”), and Grantee has been selected by the Committee to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.            Award of Restricted Stock

The Company hereby grants to Grantee an award of ________ Shares of restricted stock (“Restricted Stock”), subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement. The grant date of this award of Restricted Stock is ____________ (the “Grant Date”).

This Agreement shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.            Vesting and Termination of Employment

2.1           Vesting. Subject to Sections 2.2 through 2.4 below, if Grantee remains employed by the Company, the Restricted Stock shall vest as follows (each date on which Shares of Restricted Stock vest is hereinafter referred to as a “Vesting Date”):

Number of Shares	Vesting Date

Except as otherwise provided below, on the Vesting Date, Grantee shall own the Vested Shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those imposed by Section 3.4 below). The Company shall transfer the Vested Shares of Restricted Stock to an unrestricted account in the name of Grantee as soon as practical after the Vesting Date. For purposes of this Agreement, employment with a Subsidiary of the Company or service as a member of the Board of Directors of the Company, or service as a consultant to the Company or a Subsidiary shall be considered employment with the Company.

2.2           Termination by Death or Disability. In the event Grantee dies while actively employed by the Company, or if Grantee’s employment with the Company is terminated by reason of Disability, all outstanding unvested Restricted Stock granted to Grantee shall immediately vest.

2.3           Other Terminations. If Grantee’s employment with the Company is terminated by the Company other than as a result of death or Disability, or if Grantee terminates employment (including if Grantee is eligible for Retirement) all outstanding unvested Restricted Stock granted to Grantee shall be immediately forfeited upon the date that the Committee determines is Grantee’s date of termination of employment.

2.4           Change in Control. Upon a Change in Control, all outstanding unvested Restricted Stock shall become immediately and fully vested.

2.5           Nontransferability. The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock.

3.            Stock; Dividends; Voting

3.1           The Restricted Stock shall be registered on the Company’s books in the name of Grantee as of the Grant Date for such Shares of Restricted Stock. The Company may issue stock certificates or evidence Grantee’s interest by using a book entry account. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Shares are vested in accordance with Section 2. The Company reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

3.2           During the period the Restricted Stock is not vested, Grantee shall be entitled to receive dividends or similar distributions declared on such Restricted Stock and Grantee shall be entitled to vote such Restricted Stock.

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3.3           In the event of a change in capitalization as provided in Section 17 of the Plan, the number and class of Shares or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed by the Committee pursuant to Section 17 of the Plan to reflect the change in capitalization, provided that any such additional Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.

3.4           Grantee represents and warrants that he is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof. Grantee is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that in that event, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.

4.            No Right to Continued Employment

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company or a Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment at any time.

5.            Employment Covenants

In consideration of the receipt of the Restricted Stock granted pursuant to this Agreement and Grantee’s continued employment with the Company, Grantee hereby agrees to the following covenants:

5.1           Covenant Against Competition. While Grantee is employed with the Company or its affiliates, and for a period of two (2) years after Grantee’s employment with the Company terminates for any reason, Grantee will not, directly or indirectly, provide Services within the United States of America, whether as an owner, investor, lender, employee, director, officer, independent contractor, or consultant to any Competitor. Each of the following entities shall be deemed to be a “Competitor” under this Agreement: A.C. Moore Arts & Crafts, Inc., Jo-Ann Stores, Inc., Calico Corners, Inc., Hobby Lobby Stores, Inc., and Michaels Stores, Inc. The Grantee acknowledges that the United States of America comprises the geographic territory in which Grantee performs Services on behalf of the Company. “Services” means the provision of management and strategic business advice, direction and guidance.

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5.2           Non-Disclosure. During the course of Grantee’s employment with the Company, Grantee will have access to certain Confidential Information. Grantee agrees to hold in strictest confidence and not to use, except for the benefit of the Company, the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” means any information, without regard to form, relating to the Company’s and its subsidiaries’ and affiliates’ customers, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including but not limited to technical or non-technical data, compilations (including compilations of customer, supplier, or vendor information), programs, methods, devices, techniques, processes, inventions, improvements, writings, memoranda, reports, drawings, sketches, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information shall not include any information that: (i) at the time of the disclosure was generally known to the public, (ii) becomes known to the public through no violation of this Agreement, or (iii) is disclosed to Grantee by a third party that is not under an obligation to maintain the confidentiality of the information. In the event that Grantee becomes legally compelled to disclose any Confidential Information, Grantee shall provide the Company with prompt written notice of such requirement prior to any disclosure to allow the Company to seek a protective order or other remedy. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret under applicable law shall only be treated as Confidential Information under this Agreement for a two (2) year period following Grantee’s termination of employment.

5.3           Nondisparagement. Grantee agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company, its employees, directors, and officers. Grantee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers. Grantee understands that this nondisparagement provision does not apply on occasions when Grantee is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, or to conduct or testimony in the context of enforcing this Agreement or other rights, powers, privileges, or claims. Grantee also understands that the foregoing nondisparagement provision does not apply on occasions when Grantee provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding.

5.4           Cancellation and Rescission. If, at any time, (i) during Grantee’ employment with the Company or a Subsidiary or (ii) during the period after Grantee’s termination of employment with the Company or any Subsidiary for any reason, but not to exceed 24 months following Grantee’s termination of employment, Grantee engages in any “Detrimental Activity” (as defined below), the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit this award of Restricted Stock as of the first date Grantee engaged in the Detrimental Activity, as determined by the Committee.  Without limiting the generality of the foregoing, the Committee may also require Grantee to pay to the Company any gain realized by Grantee from the Shares subject to this award of Restricted Stock during the period beginning six months prior to the date on which Grantee engaged or began engaging in Detrimental Activity. As used in this Agreement, “Detrimental Activity” means the breach or violation by the Grantee of any of the covenants of the Grantee in this Section 5.

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6.            Taxes and Withholding

Grantee shall be responsible for all federal, state, and local income taxes payable with respect to this award of Restricted Stock and dividends paid on unvested Restricted Stock. Grantee shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this award of Restricted Stock. The Company and Grantee agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes. The Company shall have the right to retain and withhold from any payment of Restricted Stock or cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of Shares of Restricted Stock having a market value not less than the amount of such taxes.

7.            Grantee Bound By The Plan

Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

8.            Modification of Agreement

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

9.            Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

10.           Governing Law

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

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11.           Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.

12.           Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

13.           Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HANCOCK FABRICS, INC.

By:
Steven R. Morgan
Chief Executive Officer

By signing below, Grantee hereby accepts the Award subject to all its terms and provisions and agrees to be bound by the terms and provisions of the Plan. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee responsible for administration of the Plan, upon any questions arising under the Plan. Grantee authorizes the Company to withhold, in accordance with applicable law, from any compensation payable to him or her, any taxes required to be withheld by federal, state or local law as a result of the grant, existence or exercise of the Award.

GRANTEE

Signature:
Name:

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